As filed with the Securities and Exchange Commission on March 28, 2023

Registration No. 333-267360

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sky Harbour Group Corporation

(Exact name of registrant as specified in its charter)

Delaware	6500	85-2732947
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

136 Tower Road, Suite 205

Westchester County Airport

White Plains, NY 10604

Tel: (212) 554-5990

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tal Keinan

Chief Executive Officer

Sky Harbour Group Corporation

136 Tower Road, Suite 205

Westchester County Airport

White Plains, NY 10604

Tel: (212) 554-5990

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

John Hensley

Morrison & Foerster LLP

701 Brazos Street, Suite 1100

Austin, TX 78701

Tel: (737) 308-0700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (333-267360)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Sky Harbour Group Corporation (File No. 333-267360), initially filed on September 9, 2022 and declared effective by the Securities and Exchange Commission on September 20, 2022 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file the consent of EisnerAmper LLP with respect to its report dated March 24, 2023 relating to the financial statements of Sky Harbour Group Corporation contained in its Annual Report on Form 10-K and included in the Prospectus Supplement No. 2 dated March 28, 2023 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description

23.1*	Consent of EisnerAmper LLP, independent registered public accounting firm of Sky Harbour Group Corporation.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of White Plains, State of New York on March 28, 2023.

SKY HARBOUR GROUP CORPORATION

/s/ Tal Keinan
Name: Tal Keinan
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Tal Keinan	Chief Executive Officer, Chairman of the Board of Directors	March 28, 2023
Tal Keinan	(Principal Executive Officer)

/s/ Francisco Gonzalez	Chief Financial Officer	March 28, 2023
Francisco Gonzalez	(Principal Financial Officer)

/s/ Michael W. Schmitt	Chief Accounting Officer	March 28, 2023
Michael W. Schmitt	(Principal Accounting Officer)

*	Director	March 28, 2023
Walter Jackson

*	Director	March 28, 2023
Lysa Leiponis

*	Director	March 28, 2023
Alethia Nancoo

*	Director	March 28, 2023
Robert S. Rivkin

*	Director	March 28, 2023
Alex B. Rozek

*	Director	March 28, 2023
Nick Wellmon

*By:	/s/ Francisco Gonzalez
Francisco Gonzalez
As Attorney-in-Fact